EXHIBIT 99.1

Recent Financial Results

Below is a summary of certain preliminary estimates regarding our financial results for the quarter ended June 30, 2025. This preliminary financial information is based upon our estimates and is subject to completion of our financial closing procedures. Moreover, this preliminary financial information has been prepared solely on the basis of information that is currently available to, and that is the responsibility of, management. Our independent registered public accounting firm has not audited or reviewed, and does not express an opinion with respect to, this information. This preliminary financial information is not a comprehensive statement of our financial results for the quarter ended June 30, 2025, and remains subject to, among other things, the completion of our financial closing procedures, final adjustments, completion of our internal review and review by our independent registered public accounting firm of our financial statements for the quarter ended June 30, 2025.

We expect no revenue for the quarter ended June 30, 2025 and did not have revenue for the quarter ended June 30, 2024.

We expect to record a loss from operations of approximately $1.3 million for the quarter ended June 30, 2025, compared to a net loss of approximately $2.2 million for the quarter ended June 30, 2024.

As of June 30, 2025, we had total assets of approximately $2.6 million and working capital of approximately $1.2 million, including $1.8 million of cash and cash equivalents.